MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2/A of Harvard Holdings International Inc of the use of GranTech Aviation Inc, report dated November 15, 2007 on our audit of the financial statements of GranTech Aviation Inc as of the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 3, 2008